EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

MONROE CAPITAL INCOME PLUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to Be Paid	$37,639,266	0.0001102	$4,147.85
Fees Previously Paid	-	-	-
Total Transaction Valuation	$37,639,266	-	-
Total Fees Due for Filing			$4,147.84
Total Fees Previously Paid			-
Total Fee Offsets			$3,402.09 (3)
Net Fee Due			$745.75

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up 3,726,660 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.10 per share, which represents the Company’s net asset value as of September 30, 2022.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023, equals 0.011020% of the value of the transaction.

(3) An aggregate fee of $1,711.74 was paid with the filing of the Schedule TO-I by Monroe Capital Income Plus Corporation (File No. 005-90791) on March 16, 2022, an aggregate filing fee of $2,305.42 was paid with the filing of the Schedule TO-I by Monroe Capital Income Plus Corporation (File No. 005-90791) on May 18, 2022 and an aggregate filing fee of $662.57 was paid with the filing of the Schedule TO-I by Monroe Capital Income Plus Corporation (File No. 005-90791) on November 16, 2022. The final transaction fee due pursuant to the final amendment to the March 16, 2022 Schedule TO-I, filed on April 18, 2022, was $600.75; the final transaction fee due pursuant to the final amendment to the May 18, 2022 Schedule TO-I, filed on June 21, 2022, was $314.13; the final transaction fee due pursuant to the final amendment to the August 17, 2022 Schedule TO-I, filed on September 16, 2022, was $130.34; and the final transaction fee due pursuant to the final amendment to the November 16, 2022 Schedule TO-I, filed on December 16, 2022, was $232.43. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $748.22 of the filing fee paid in connection with the March 16, 2022 Schedule TO-I, $1,991.30 of the filing fee paid in connection with the May 18, 2022 Schedule TO-I, and $662.57 of the filing fee paid in connection with the November 16, 2022 Schedule TO-I are being used to offset the filing fee in connection with this SC TO-I.

	Registrant of Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
		SC TO-I	005-90791	March 16, 2022		$748.22
Fee Offset Claims		SC TO-I	005-90791	May 18, 2022		$1,991.30
		SC TO-I	005-90791	November 16, 2022		$662.57
Fee Offset Sources	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		March 16, 2022		$748.22
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		May 18, 2022		$1,991.30
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		November 16, 2022		$662.57